                                                                    Exhibit 23.4


                                   Form S-4

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of
Vitalink Pharmacy Services, Inc. for the registration of shares of its common stock and (a) to the use of our report dated September 25, 1996 with respect to the combined financial statements of TeamCare, Inc. (a wholly owned subsidiary of GranCare, Inc.) as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995, and (b) to the incorporation by reference of our report dated February 27, 1996 with respect to the consolidated financial statements and schedule of GranCare, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995.


                               ERNST & YOUNG LLP

Atlanta, Georgia
December 30, 1996